Exhibit 6(iii) under Form N-1A
                                          Exhibit 1 under Item 601/Reg. S-K




                                    Exhibit B

                                       to

                Administrative Support and Distributor's Contract


                               Tower Mutual Funds
                         Tower Capital Appreciation Fund
                                 Class A Shares
                        Tower U.S. Government Income Fund
                      Tower Louisiana Municipal Income Fund
                            Tower Cash Reserves Fund
                             Tower Total Return Fund
                      Tower U.S. Treasury Money Market Fund

In compensation for the services provided pursuant to this Agreement, FSC will be paid a monthly fee computed at an annual rate of 0.25 of 1% of the average aggregate net asset value of the above-named fund or class held during the month.


                         Tower Capital Appreciation Fund
                                 Class B Shares

In compensation for the services provided pursuant to this Agreement, FSC will be paid a monthly fee computed at an annual rate of 0.75 of 1% of the average aggregate net asset value of the above-named class of shares held during the month.